Exhibit 99.2

GBA News
May 1, 2012	FOR FURTHER INFORMATION
Hank Parry/Media;
Al Waddill/Investor Information
Groen Brothers Aviation, Inc.
801/973-0177

GROEN BROTHERS AVIATION REACHES AGREEMENT WITH CREDITORS TO RESTRUCTURE COMPANY AND ELIMINATE $170 MILLION IN DEBT

Salt Lake City, Utah – May 1, 2012 – Groen Brothers Aviation, Inc. (“GBA”) (stock symbol “GNBA”) announced today that it has reached an agreement with its creditors for a major financial reorganization of the Company.  The restructuring will result in the elimination of all of the Company’s debt obligations, which currently exceed $170 million.  In this transaction, GBA will transfer substantially all of its assets, notably all of its technologies, know-how, and associated patents into a new private entity to be formed by GBA, which is expected to be called “Groen Brothers Aviation Corporation” (GBAC).  Complementing this action by GBA, these creditors have agreed to exchange essentially all of their debt instruments for a majority ownership of common stock in GBAC which permits ownership of 4% of GBAC common stock to remain with GBA.

As a result of this transaction, GBAC will become the operating company engaged in the exploitation of gyroplane and gyrodyne technology developed by GBA, unconstrained by the debt burden that limited GBA’s ability to do so.  GBA itself will become a “non-operating” entity that will derive its revenue and value from its interest in GBAC, enabling GBA’s common shareholders to retain a stake in the continued development of GBA technology.

Robin Wilson, Company Director for the past four years, stated, “We are very fortunate to have creditors who believe in moving GBA technology development forward, instead of requiring a liquidation of assets as has been commonly witnessed in the aviation industry over the past five years.”

David Groen, the Company’s Founder and CEO for the past twenty-two years, stated, “The worldwide economic contraction over the past five years has been devastating for countless companies.  These events caused us to lose our coveted position as lead contractor in a significant DARPA contract, which negatively impacted interest in GBA from the equity markets.  Despite the difficult financial challenges we faced during this period, we have been fortunate to have creditors who understand and believe in the GBA vision: worldwide use of GBA’s sustained autorotative flight technologies.  The Company does not have, nor has it had, the hundreds of millions of dollars which our vision requires in order to be achieved.  Through our creditors, the GBA vision and products may now be realized, and our common shareholders will have an interest in GBAC.  With the substantial investment that is anticipated to be applied to advanced technology development, we believe GBA could still achieve considerable asset appreciation in the future.”

The Company today filed an SEC Form 8-K Significant Events Statement and an SEC Form 14C Information Statement with the U.S. Government that describes the transaction, noting that approval for the transaction has already been received from the holders of a majority of its voting shares.  Both 8-K and 14C filings may be found on the GBA website at www.groenbros.com.  The public is encouraged to carefully read any press releases involving

GBA technology that do not originate from the Company.  As the creditors move forward with aggressive plans for development of GBA technology through GBAC, including joint ventures throughout the world, Management does not want the public to mistakenly believe that such developments would have an immediate financial impact on the Company.  Notwithstanding, the Company expects to benefit over time from its shareholding in GBAC.  Though the Company will move into an existence without operations, it anticipates that it will continue to file the required periodic reports under the Securities Act of 1934.  Information impacting the Company financially will be provided by the Company through press releases.

About Groen Brothers Aviation, Inc.

Groen Brothers Aviation, Inc. has been developing gyroplane technology since 1986 and is recognized as the world’s leading authority on sustained autorotative flight.  Powered by a Rolls-Royce gas turbine engine, GBA developed the world’s first commercially viable modern gyroplane – the first “autogiro” to utilize a jet engine – the Hawk 4 Gyroplane.  The Hawk 4 was used extensively for security aerial patrol missions during the 2002 Winter Olympics in Salt Lake City.

GBA announced in October 2005 that DARPA, an arm of the United States Department of Defense, awarded a contract to GBA to form and lead a team to design a proof of concept high-speed, long-range, vertical takeoff and landing (VTOL) aircraft designed for use in combat Search and Rescue roles.  This modern rotorcraft, named by DARPA as the “Heliplane,” was designed to exploit GBA’s gyrodyne technology; offering the VTOL capability of a helicopter, the fast forward flight of an airplane, and the safety, simplicity, and reliability of a GBA gyroplane.  GBA successfully completed Phase I of the Heliplane contract and participated as a subcontractor to the Georgia Institute of Technology for tip-jet noise reduction work for Phase IB, which was also successful.  To date, DARPA has not announced funding for Phase II and the future involvement of the Company in the DARPA contract is unknown.  The Heliplane could be the next generation rotor wing aircraft, meeting economy and performance goals not considered achievable by any other type of VTOL aircraft.

Further information about the Company, its products, and individual members of the GBA Team is available on the Company’s web site at: www.groenbros.com.

Safe Harbor Statement/Forward-Looking Information Disclaimer

Certain statements in the news release by Groen Brothers Aviation are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking information is subject to risk and uncertainty.  Certain statements in this Press Release may contain forward-looking information that involves risk and uncertainty, including but not limited to, the Company’s ability to fund ongoing operations and to complete its obligations under the government contract and its other ongoing commitments.  Future results and trends depend on a variety of factors, including the Company’s successful execution of internal performance plans and agreements; product development and performance; risks associated with regulatory certifications of the Company’s commercial aircraft by U.S. and foreign governments; government bid and funding availability uncertainty; other regulatory uncertainties; performance issues with key suppliers and subcontractors; governmental export and import policies; and the ability to adequately finance operations including meeting its debt obligations, fund manufacturing and delivery of products.